Exhibit 16.1


May 20, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Allion Healthcare, Inc. (copy attached), which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K, as part of Allion Healthcare, Inc.'s Current Report on Form 8-K dated May 21, 2002. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


/s/ Holtz Rubenstein & Co., LLP